Exhibit 10.21

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

DATED 10th December 1998

(1)                                  LIFEHEALTH LIMITED

AND

(2)                                  CAMBRIDGE SELFCARE DIAGNOSTICS LIMITED

LICENCE AGREEMENT

Stringer Saul
17 Hanover Square
London W1R 9AJ

Date: 10/12 1998

Parties:

1                                          LIFEHEALTH LIMITED an English company registered under number 3017293 whose registered office is at Richmond House, Old Brewery Court, Sandyford Road, Newcastle-upon-Tyne, NE2 1XG (“Lifehealth”).

2                                          CAMBRIDGE SELFCARE DIAGNOSTICS LIMITED an English company registered under number 2039082 whose registered office is at Richmond House, Old Brewery Court, Sandyford Road, Newcastle-upon-Tyne, NE2 1XG (“CSD”).

Recitals:

(A)                              Pursuant to an agreement dated 29 May 1995 between Lifehealth and Roche, Lifehealth acquired the rights to manufacture, use, sell or otherwise deal in certain products, including the Product (as hereinafter defined) in the United Kingdom and the Republic of Ireland.

(B)                                Pursuant to an agreement dated 18 July 1995 between the parties, Lifehealth granted to CSD a licence to manufacture, use, sell or otherwise deal in certain products, including the Product in the United Kingdom and the Republic of Ireland.

(C)                                Pursuant to agreements between Roche and Lifehealth dated 04 August 1997 and 16 September 1997 Lifehealth has acquired the rights to manufacture, use, sell or otherwise deal in the Product for all countries in the world excluding the United Kingdom and the Republic of Ireland.

(D)                               The parties have agreed that Lifehealth shall grant to CSD a licence to manufacture, use, sell or otherwise deal in the Product for all countries in the world subject to the terms and conditions set forth herein and that this agreement should replace the terms of the agreement of 18 July 1995 in so far as it relates to the Product.

Operative provisions:

1.                                      Definitions

1.1                                 In this Agreement the following terms shall have the following meanings unless the context otherwise requires:

‘Commercial Life’	means for so long as any market exists for the relevant product in any country which results in sufficient demand to make the continued production and sale of the relevant product commercially viable.

‘Confidential information’	means any and all information of a proprietary or confidential nature relating to the Product,

including, without limitation, the Information, information relating to Improvements, price data and customer lists whether disclosed (orally or in writing) and/or whether acquired prior to or pursuant to this Agreement.

‘CSD’s Cost of Goods’	includes, without limitation:

	(a)	the costs of procuring all raw materials including (without limitation) purchase costs of the raw materials and costs incurred in their delivery to CSD or any contract manufacturer engaged by CSD; and

(b)

sums paid for the services of any contract manufacturer in the manufacturing of the Product and for delivery of the Product when so manufactured to CSD’s premises PROVIDED that the parties will consult in good faith with a view to agreeing an appropriate figure for this item, it being acknowledged that if any contract manufacturer manufactures other products for CSD in addition to the Product a fair allocation needs to be made between all the products so manufactured of the total of such costs of manufacture and delivery; and

	(c)	costs incurred in preparing cartons, leaflets and any foil or other packaging for the Products (including, without limitation, artwork, organisation and printing costs); and

(d)

tooling costs incurred by CSD with Lifehealth’s consent for equipment to manufacture the Product PROVIDED that Lifehealth may not withhold its consent to the incurring of any costs if the tooling in question is required in order for the Product to comply with any requirements of a Regulatory Authority.

‘Development Plan’	means the plan, to be agreed between the parties, pertaining to CSD seeking, obtaining and maintaining Marketing Authorisations for the Product in counties in the Territory

‘Effective Date’	means the date of signature of this Agreement

‘Financial Year’	means each period of twelve months from the 1st of July to the 30th of June.

‘Improvements’

means all improvements, modifications or adaptations to any part of the Information and/or the Product which might reasonably be of commercial interest to either party in the design manufacture or supply of the Product and which may be made or acquired by either party during the term of this Agreement.

‘Information’

means all identifiable know-how, clinical reports, studies and pre-clinical studies, experience, data and all other technical or commercial information of Lifehealth relating to the Product whether in human or machine readable form and whether stored electronically or otherwise and which might reasonably be of commercial interest to either party in the design manufacture or supply of the Product or in seeking, obtaining, varying and maintaining any Marketing Authorisations.

‘Interest’	means interest (both before and after judgement) calculated at the rate of {***}† above the base rate from time to time of Lifehealth’s bankers compounded with quarterly rests.

‘Marketing Authorisation’	means the regulatory approval or approvals from a Regulatory Authority permitting the holder of the approval to market the Product in a country in the Territory.

‘Marketing Plan’	means the five (5) year plan pertaining to the marketing of the Product to be agreed between the parties and updated annually by mutual

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

agreement between the parties pursuant to this Agreement.

{***}†	{***}†

‘Product’	means any pharmaceutical preparation and/or product containing Tetrabenazine.

‘Regulatory Authority’

shall mean the Medicines Control Agency in respect of the United Kingdom, the FDA in respect of the United States and such equivalent authority in respect of each of the other countries in the Territory.

‘Roche’	means Roche Products Limited.

‘Roche Agreements’	mean the agreements between Roche and Lifehealth dated 29 May 1995, 04 August 1997 and 16 September 1997.

‘Specification’	means, in relation to any country in the Territory, the specification for the Product as appears in the Marketing Authorisation for the Product in the relevant country in the Territory.

‘Territory’	means all countries in the world.

‘Total Net Receipts’

means the total monies actually received by CSD resulting from sales of the Product (including, for the avoidance of doubt and without limitation, any sums actually received by CSD from any insurer in respect of any Product which may be lost, damaged and/or destroyed) after deduction of VAT and any charges payable in respect of transport or insurance included therein but shall exclude extraordinary payments made to CSD by third parties for the acquisition by those third parties of any rights in relation to the Product, such payments to be dealt with in the manner set forth in Clause 6.9

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2.             Grant of rights

2.1           The terms of this Agreement replace the terms of the agreement between the parties dated 18 July 1995 in so far as it relates to the Product. Otherwise the agreement dated 18 July 1995 shall remain in full force and effect.

2.2           For the term of this Agreement Lifehealth, to the extent that it is capable of doing so, hereby grants to CSD:

2.2.1        an exclusive licence to use its Information to manufacture Product and to seek, obtain, vary and maintain, where possible, in the name of Lifehealth, Marketing Authorisations and manufacturing licences for the Product; and

2.2.2        an exclusive licence to use, sell, market, promote or otherwise deal in the Product manufactured under the licence of clause 2.2.1 anywhere in the Territory.

2.3           The parties shall be entitled to sub-license any wholly owned subsidiary (as defined in s 736 of the Companies Act 1985 as amended) of the parties for so long as it is such a wholly-owned subsidiary under the rights granted or to be granted under clause 2.2 hereof provided that

2.3.1        the sub-licence is in writing and contains obligations on the sub-licensee at least as onerous as those set out in this Agreement; and

2.3.2        the parties shall remain responsible for any and all acts and/or omissions of their sub-licensees as though they were the acts and/or omissions of themselves under this Agreement; and

2.3.3        the party granting the sub-licence shall forthwith notify the other party in writing of any sub-licence granted pursuant to this clause and shall at the same time provide the other party with a copy of such sub-licence.

2.4           CSD shall have the right to grant sub-licenses of any of the rights licensed under clause 2.2 and/or appoint agents or distributors for the Product and/or to subcontract the manufacture of the Product, to a third party (save that CSD shall not have the right to sub-licence any such rights to a third party in respect of the United Kingdom) on condition that CSD obtains the prior written approval of Lifehealth to the identity of such person and the terms of their appointment. Lifehealth’s approval to any such agreement and/or appointment shall not be unreasonably withheld or delayed.

2.5           In the case of any sub-license granted by CSD under the terms of this Agreement the terms of such sub-licence shall not permit the sub-licensee to further sub-license the rights granted to them save where Lifehealth has agreed in writing that a sub-licensee may have the right to further sub-licence the rights granted.

2.6           CSD shall use its reasonable endeavours to ensure that any person appointed by it pursuant to clause 2.4 above complies with the terms of their appointment and that such person is restrained, to the fullest extent permissible by law, from manufacturing and distributing in competition to CSD, Lifehealth and/or other persons appointed under this Agreement in relation to the Product.

2.7           Both parties agree to the fullest extent permitted by law that they will not be involved directly or indirectly in the manufacture, development, production, distribution, sale, promotion and/or marketing of any Tetrabenazine product competitive to the Product without the prior written consent of the other party such consent not to be unreasonably withheld or delayed.

3.             Technical information

3.1           The parties acknowledge that, pursuant to the agreement between them dated 18 July 1995 some of the Information in Lifehealth’s possession that is reasonably necessary or desirable to enable CSD to design, manufacture on a commercial scale and sell the Product has already been provided to CSD as has all technical assistance. Within 30 days of the Effective Date Lifehealth shall provide to CSD any other Information in its possession which will assist CSD to design, manufacture on a commercial scale and sell the Product and seek, obtain, vary and maintain Marketing Authorisations and manufacturing licences for the Product.

3.2           Lifehealth warrants that all Information disclosed to CSD by Lifehealth is, to the best of Lifehealth’s knowledge and belief, accurate (provided always that Lifehealth will promptly correct any significant errors in the Information subsequently discovered by Lifehealth or CSD which CSD notifies in writing to Lifehealth and promptly inform CSD of any changes to the Information).

4.             Improvements

4.1           Each party shall forthwith disclose to the other in confidence and in such detail as that other may reasonably require all Improvements that it may develop or acquire during the term of this Agreement except in so far as such disclosure would disclose information derived from and subject to confidentiality obligations in favour of a third party.

4.2           Save as otherwise provided herein, Improvements arising from work carried out by and/or on behalf of either Lifehealth or CSD shall be jointly owned by the parties. Neither party shall license and/or exploit such Improvements in any way without the consent of the other party.

5.             Confidentiality

5.1           Each party agrees to maintain secret and confidential all Confidential Information and to use the same exclusively for the purposes of this Agreement, and to disclose the same only to those of its employees, contractors and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

5.2           The foregoing obligations of clause 5.1 above shall not apply to Confidential Information or other information which:

5.2.1        is or becomes generally available to the public in eye readable form (except where due to a breach of the terms of this Agreement or the agreement dated 18th July 1995 or breach of the terms of appointment of any person appointed by either party under this Agreement); or

5.2.2        is required to be disclosed by an order of a court or other tribunal of competent jurisdiction.

5.3           The parties acknowledge that it will be necessary to disclose Confidential Information to consultants, agents, licensees, distributors or agents of CSD or any third party engaged by CSD to prepare submissions or applications to Regulatory Authorities. CSD shall ensure, prior to disclosure to any such person, that the intended recipient has signed a confidentiality agreement on terms no less onerous than the provisions in this Agreement and that such terms have been approved by Lifehealth (such approval not to be unreasonably withheld or delayed).

5.4           Notwithstanding the foregoing provisions the parties and any sub-licensees pursuant to this Agreement shall be entitled to disclose the Information to actual or potential customers for the Product in so far as such disclosure is reasonably necessary to promote the sale or use of Product.

5.5           Each party shall procure that all its employees, contractors and sub-licensees pursuant to this Agreement (if any) who have access to any Confidential Information of the other to which the obligations of clause 5.1 apply shall be made aware of and subject to these obligations.

6.             Payment

6.1           CSD shall pay to Lifehealth {***}† of the {***}† which shall be calculated in accordance with the following:

6.1.1        No later than the 10th day of October of each year following the Effective Date CSD shall supply to Lifehealth an audited certificate produced by its auditors showing the Total Net Receipts and the sum of {***}† referred to in the definition of {***}† for the Financial Year ending 30 June in that year.

6.1.2        At any time following receipt of the said audited certificate Lifehealth may submit to CSD an invoice for {***}† of the {***}† shown therein and CSD agrees to pay to Lifehealth such of that amount as, at the date of the invoice, has not already been paid to Lifehealth, plus VAT thereon (in so far as is applicable) at the appropriate rate no later than 14 days after receipt of the said invoice.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

6.2           In the event that, in respect of any Financial Year, the sum of {***}† referred to in the definition of {***}† exceeds the Total Net Receipts for that period, CSD shall be entitled to recoup from any {***}† payable to Lifehealth in the future a sum equal to {***}† of the amount by which the sum of {***}† referred to in the definition of {***}† exceeds the Total Net Receipts for that period.

6.3           CSD shall account direct to Roche (or to any such other party, if any, as may be entitled thereto) for the amount of any royalties due to be paid pursuant to the Roche Agreements.

6.4           Should CSD become aware that the cumulative sum of the Total Net Receipts in any Financial Year of the Agreement have exceeded {***}† CSD shall notify Lifehealth of such in writing and thereafter, subject to the following, payments to Lifehealth of its {***}† of the {***}† based on management accounts prepared by CSD shall be made quarterly within thirty (30) days of the end of each quarter of the Financial Year in respect of the {***}† from the Total Net Receipts in excess of {***}† SAVE THAT the parties acknowledge that CSD’s priority is to apply such funds as are necessary to meet the obligations jointly agreed under the Marketing Plan and the Development Plan and thus CSD shall make any quarterly payments contemplated hereunder only when that can be done without jeopardising the ability of CSD to achieve the objectives jointly agreed pursuant to the Marketing Plan and the Development Plan.

6.5           Should CSD become aware that the cumulative sum of the Total Net Receipts in any Financial Year of the Agreement has exceeded {***}† CSD shall notify Lifehealth of such in writing and thereafter, subject to the following, payments to Lifehealth of its {***}† of the {***}† based on management accounts prepared by CSD shall be made monthly within thirty (30) days of the end of each month of the Financial Year in respect of the {***}† from the Total Net Receipts in excess of {***}† SAVE THAT the parties acknowledge that CSD’s priority is to apply such funds as are necessary to meet the obligations jointly agreed under the Development Plan and the Marketing Plan and thus CSD shall make any monthly payments contemplated hereunder only when that can be done without jeopardising the ability of CSD to achieve the objectives jointly agreed in the Marketing Plan and the Development Plan.

6.6           The parties agree that the {***}† is to be shared {***}† between the parties subject to the terms set forth in this Agreement. If interim payments have been made to Lifehealth under clauses 6.4 and/or 6.5 the parties shall carry out an appropriate reconciliation once the {***}† has been determined in accordance with clauses 6.1 and 7.2 so that each party receives {***}† of the {***}† for any Financial Year and both parties agree to make any payments that are necessary to achieve that end. All sums due under this Agreement shall be paid in Sterling to the credit of the recipient’s bank account to be designated in writing by the recipient and shall be made in full without deduction of taxes charges and other duties that may be imposed except in so far as any such deduction may be credited in full by Lifehealth against Lifehealth’s own tax liabilities (except in relation to VAT). The

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

parties agree to co-operate in all respects necessary to take advantage of such double taxation agreements as may be available.

6.7           If part of the Total Net Receipts shall not be received by CSD in Sterling then it shall be convened to Sterling for the purposes of calculation of the Total Net Receipts at the exchange rate at which CSD does actually convert it to Sterling or if it is not so converted within the relevant period the exchange rate shall be deemed to be the spot rate for Sterling quoted by Lifehealth’s bankers at close of business on the business day immediately on which the monies were received by CSD.

6.8           The parties shall, save as provided herein, share equally any extraordinary payments made to CSD by third parties for the acquisition by those third parties of any rights pertaining to the Product. Save as provided herein, CSD shall pay to Lifehealth, within seven (7) days of clearance of any such extraordinary payment contemplated herein, an amount equal to {***}† of that extraordinary payment.

6.9           If as a requirement of the agreement giving rise to an extraordinary payment CSD is obliged to incur costs and/or expenses, including, but not limited to, a requirement to develop or further develop the Product, which has not already been provided for in the allocation of funds to implement the Development Plan and/or Marketing Plan then the parties shall meet to agree any necessary revisions to the Development Plan and/or Marketing Plan as appropriate.

6.10         If at the time of receipt of any extraordinary payment there exists a carried forward shortfall under clause 6.2 and/or the agreement giving rise to the extraordinary payment imposes an immediate obligation upon CSD to expend any costs or expenses not provided for in the Development Plan and/or Marketing Plan which cannot be met out of the then Total Net Receipts then CSD shall be entitled to deduct and retain from the extraordinary payment the amount of the shortfall and/or such costs and expenses and CSD shall pay to Lifehealth, within seven (7) days of receipt of the extraordinary payment {***}† of the balance remaining of the extraordinary payment. The amount deducted shall form part of the Total Net Receipts and the amount of any immediate actual costs and expenses incurred shall be included in those items {***}† the Total Net Receipts to give the {***}†.

7.             Records and reports

7.1           CSD agrees to keep true and accurate records and books of account containing all data necessary for the determination of Total Net Receipts and the {***}† which records and books of account shall upon reasonable notice of Lifehealth be open at all reasonable times during business hours for inspection by Lifehealth or an independent accountant selected by Lifehealth and acceptable to CSD (which acceptance shall not be unreasonably withheld) for the purpose of verifying the accuracy of CSD’s reports

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

hereunder. The accountant may take copies of the records and books of account but shall not disclose to Lifehealth any information relating to the business or affairs of CSD other than such information as relates to the calculation of the Total Net Receipts and {***}†. Lifehealth shall be solely responsible for the costs of the accountant.

7.2           If the independent accountant appointed pursuant to clause 7.1 above certifies that the amount of royalties due to Lifehealth in respect of any period differs from the amount of royalties actually paid to Lifehealth for that period then CSD shall forthwith pay such shortfall plus Interest thereon to Lifehealth upon Lifehealth serving a copy of such certificate upon CSD. If the shortfall for that period exceeds five percent (5%) of the amount actually paid for that period and the reason for such variation is the failure of CSD to provide to its auditors correct or sufficient information then CSD shall also reimburse Lifehealth for the costs of the independent accountant.

7.3           CSD shall maintain a register of agreements entered into in carrying out its obligations under this agreement including but not limited to all sub-licence, agency, distribution confidentiality, consultancy, technical and contract manufacturing agreements. Lifehealth shall have the right to inspect said register of agreements during normal working hours and on the provision of reasonable notice. In the event that Lifehealth signs a confidentiality or other such agreement pertaining to the Product, the Information or the Improvements, it shall provide a copy of such to CSD and CSD shall place of copy of any such agreement in the register of agreements.

7.4           Lifehealth agrees to maintain confidential all financial information received with respect to CSD’s operations pursuant to the foregoing clauses 6.1 and 7.1.

8.             Regulatory Approvals and Development Plan

8.1           As soon as practicable following the Effective Date the parties shall agree the Development Plan. The Development Plan shall address, amongst other things, the proposed activities of the parties with regard to the seeking, obtaining, varying and maintaining of Marketing Authorisations, the costs of implementing the proposed activities, the time frame within which the proposed activities are to be achieved, the procedure for the review of the proposed objectives and a non-binding forecast by CSD of the Total Net Receipts and {***}† for the next Financial Year of the Agreement and a non-binding forecast of its anticipated expenditure in carrying out its obligations pursuant to this Agreement and the Development Plan for the next two (2) Financial Years (hereinafter “the Anticipated Expenditure”). The Anticipated Expenditure for any year should not exceed the forecast {***}† for that year except by written agreement of the parties.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.2           The Development Plan shall be reviewed and revised bi-monthly at meetings which shall take place between the parties. At those bi-monthly meetings the parties shall agree the level of expenditure to be committed to the Development Plan.

8.3           Lifehealth shall during the agreement of the Development Plan, at each revision of the Development Plan and otherwise upon request by CSD provide advice concerning the Product and such other strategic advice as is required or requested.

8.4           Should CSD encounter any obstacle to achieving one of the objectives in the Development Plan such that achieving that objective becomes, in the opinion of CSD, economically undesirable, the parties shall meet to discuss the difficulty encountered by CSD and endeavour to determine a strategy to overcome the difficulty.

8.5           Lifehealth shall provide to CSD, at the cost of Lifehealth, all information in its possession regarding the Product so as to assist CSD in obtaining Marketing Authorisations.

8.6           CSD shall be responsible, either by itself or through agents, consultants, distributors or licensees appointed by CSD with the prior approval of Lifehealth, for preparing and submitting all applications for Marketing Authorisations and/or manufacturing licences and variations or renewals of the same in countries in the Territory save that Lifehealth shall provide such assistance in carrying out the said tasks as CSD reasonably requests.

8.7           All Marketing Authorisations shall be in the name of Lifehealth unless such is not possible or the parties agree otherwise. CSD shall ensure, to the extent that it is permissible under the laws of the relevant part of the Territory, that all Marketing Authorisations which are not in the name of Lifehealth shall be capable of assignment to Lifehealth or its nominee.

8.8           Upon termination of the agreement with the holder of the Marketing Authorisation and the request of Lifehealth, CSD shall procure, to the extent that it is legally permissible to do so and at the cost of Lifehealth, that the relevant Marketing Authorisation is assigned to Lifehealth or its nominee. Upon the termination of this Agreement and the request of Lifehealth, CSD shall procure , to the extent that it is legally permissible to do so and at the cost of Lifehealth, that all Marketing Authorisations are assigned to Lifehealth or its nominee.

8.9           For the avoidance of doubt, CSD shall be in control of the day to day conduct and implementation of the Development Plan.

8.10         In the event that CSD decides, with the written agreement of Lifehealth, to pay any sum in respect of any objective in the Development Plan or to bring about commercial advantage to the parties in respect of the sales or distribution of the Product which will result in the sum of {***}† referred to in the definition of {***}† exceeding the Total Net Receipts for that period, the provisions of clause 6.2 shall apply.

8.11         Should any regulatory authority, court of law or governmental body or agency in any country in the Territory require discontinuance of the sale of the Product in that country, then the Product shall be withdrawn from sale in that country and the associated costs (including the repurchase of relevant stock Product where commercially desirable or CSD is obliged to do so) shall be {***}† the Total Net Receipts for the purposes of calculating the {***}†.

8.12         Should the parties :

8.12.1      agree that the Product has reached the end of its useful Commercial Life in the Territory or any part thereof; or

8.12.2      agree to cease implementation of the Development Plan

they shall ensure that all relevant costs have been paid from the Total Net Receipts and to this end shall produce all necessary statements and make all necessary payments.

9.             Marketing Plan

9.1           The parties shall, within ninety (90) days of the Effective Date, agree the Marketing Plan setting forth details of the manner in which the Product will be marketed in the Territory for the immediately succeeding five (5) years of the Term of this Agreement.

9.2           Within sixty (60) days of the each anniversary of the Effective Date the parties shall review and revise the Marketing Plan by mutual agreement.

9.3           The parties shall, in determining the Marketing Plan and any amendment to or revision of the Marketing Plan, take account of the reasonable strategic importance of any country in the Territory to the overall marketing strategy for the Product, the likely commercial return to be made in marketing the Product in a particular country in the Territory and the financial resources available to the parties to market the Product in a particular country in the Territory.

9.4           In the event that Lifehealth, for {***}† years, seeks to revise the Marketing Plan so as to include commencement of marketing of the Product in a particular country in the Territory and CSD, for those {***}† does not agree with such a revision and the reason for CSD’s unwillingness to agree to the revision relates to

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

factors other than those set forth in clause 9.3, Lifehealth may, by written notice, terminate this Agreement only insofar as it relates to the country in issue.

10.          Performance

10.1         During the continuance of this Agreement CSD shall:

10.1.1      carry out the Marketing Plan and the Development Plan as widely as its resources reasonably permit;

10.1.2      ensure that all Product supplied by CSD complies with the Specifications and is manufactured in accordance with the requirements of any relevant Regulatory Authority and shall upon reasonable notice from Lifehealth give Lifehealth or its authorised representative access at any reasonable time to the premises of CSD for the purpose of ensuring that CSD is observing these obligations;

10.1.3      ensure that it complies with all requirements of any Regulatory Authority in the Territory in so far as such requirements relate to an acknowledgement to the effect that the Product is subject to a licence from Lifehealth; and

10.1.4      not act as agent of Lifehealth and specifically not give any indication that it is acting otherwise than as principal and in advertising or selling Product not make any representation or give any warranty on behalf of Lifehealth.

11.          Indemnities and Insurance

11.1         The parties have agreed that they shall be jointly liable in equal shares for any liability arising pursuant to this Agreement and accordingly the parties agree to indemnify and keep indemnified the other party against any and all costs, damages, claims, expenses and/or other liabilities arising from any third party claim (whether in contract, tort or otherwise) concerning:-

11.1.1      the Product;

11.1.2      the Information;

11.1.3      the manufacture of the Product;

11.1.4      the use of the Product;

11.1.5      the packaging of the Product;

11.1.6      the sale, distribution, marketing or promotion of the Product;

11.1.7      the infringement of the intellectual rights of a third party by the acts set forth previously in this sub-clause, the Product or the Information; and/or

11.1.8      the negligence or wilful malfeasance of either party;

provided that the above indemnity shall not apply to any such liabilities which arise as a result of any breach of any contract, any breach of duty of care and/or any acts and/or omissions of the party claiming under the indemnity which have not been approved by the party not claiming under the indemnity.

11.2         In relation to clause 11.1 above a matter agreed in the Development Plan, Marketing Plan or otherwise agreed in writing or at any meeting between the parties shall be deemed approved for the purposes of clause 11.1 provided that full disclosure of all relevant information and factors of which each party is aware have been made to the other party before reaching such agreement.

11.3         In the event that a claim is made by any third party in any country in the Territory against either of the parties relating to this Agreement details of the claim shall be sent, as soon as is practicable, by the party that received the claim to the other party. The parties shall discuss and agree a course of action for dealing with the claim including but not limited to whether the claim will be defended and the means by which the claim will be defended, how the parties will pay the legal costs of the action and how the parties will pay any award of damages and/or costs made against either of them.

11.4         Both parties shall ensure that they have in place and maintain product liability insurance with a reputable insurer to cover the risks associated with this Agreement to the value of {***}†. Either party shall, on the request of the other party, provide evidence of the existence and maintenance of such insurance. If possible, such insurance shall be in the joint names of the parties, or in the alternative note the interest of the other party. The cost of taking out and maintaining such insurance shall be an expense to be deducted from the Total Net Receipts. Each year the parties shall review and if necessary alter the extent of cover under the joint insurance policy.

11.5         Neither party shall be liable to the other to the extent that the other party’s loss, claim, damages, costs, expenses, award and/or other liability is covered by a policy of insurance.

11.6         Nothing in this Agreement shall exclude and/or limit the liability of either party for death or personal injury due to its negligence or any other liability which it is not permitted to exclude or limit as a matter of law.

12.          Intellectual property

12.1         To the best of Lifehealth’s knowledge and belief the exercise of the rights granted or to be granted to CSD hereunder will not result in the infringement of valid patents or other intellectual property rights of third parties.

12.2         Where the parties have developed or acquired an Improvement to which clause 4 above applies they shall not publish the same or do anything that might prejudice the validity of

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

any patent that might subsequently be granted on it until the parties have agreed on whether or not patent protection will be sought for the Improvement.

12.3         CSD shall sell the Product under its generic name unless the parties mutually agree otherwise.

13.          Packaging

13.1         CSD shall be responsible for ensuring that all packaging, labelling, inserts and Patient Information Leaflets comply with the laws and requirements of Regulatory Authorities of the countries in the Territory where the Product is sold.

13.2         CSD shall provide to Lifehealth a printers’ proofs of the final draft of any labelling, packaging, package inserts and Product Information Leaflets for approval. For countries in the Territory where Lifehealth is the holder of the Marketing Authorisation, Lifehealth shall notify CSD within five (5) working days if it requires any changes to be made to the printers’ proofs unless Lifehealth has notified CSD that its representative who would check such printer’s proof is unavailable for any period due to holiday or illness in which case such period of 5 days shall not commence until that person returns to work. Failure by Lifehealth to provide such notice within the required time period shall constitute acceptance of the printers’ proofs.

13.3         Any substantive changes in the packaging shall be discussed and agreed between the parties pursuant to the Development Plan

14.          Warranties

14.1         In addition to any other warranties and representations set forth elsewhere in this Agreement, Lifehealth hereby warrants:

14.1.1      that it has acquired the rights to manufacture, use, sell and distribute the Product from Roche as set forth in the recitals to this Agreement;

14.1.2      that it is not aware of any issued or pending patent or any other intellectual property right of any third party which could be infringed by CSD in carrying out its obligations under this Agreement;

14.1.3      that it has no knowledge of the existence of any data, clinical or otherwise, which suggests there may exist safety and/or efficacy concerns with the Product for any application of the Product; and

14.1.4      that it has not developed or acquired the rights to any product, device or system that is or is likely to be directly competitive with the Product.

14.2         In addition to any representations and warranties set forth elsewhere in this Agreement CSD hereby warrants:-

14.2.1      that it will comply with all laws pertaining to the packaging, manufacture, marketing or sale of the Product in any country in the Territory in which it manufactures and/or sells the Product;

14.2.2      that it will manufacture the Product or have it manufactured to Specification and in accordance with any applicable requirements of any Regulatory Authority in the countries in which the Product is manufactured and/or sold; and

14.2.3      that it has not developed or acquired the rights to any product, device or system that is or is likely to be directly competitive with the Product.

14.3         In addition to any representations and warranties set forth elsewhere in this Agreement, each party hereby warrants to the other:-

14.3.1      that they have the corporate power and authority to execute and deliver this agreement and to carry out all the terms and provisions hereof in so far as they apply to each other respectively;

14.3.2      that they are not prevented from entering into any of the obligations set forth in this Agreement; and

14.3.3      that the execution and delivery of this Agreement has been duly authorised by all necessary corporate action.

15.          Product Recall and Adverse Events Procedures

15.1         In the event that it proves necessary to recall any quantity of the Product, the parties shall follow the product recall procedure set forth in Schedule 2 to this Agreement as amended from time to time.

15.2         Should any adverse event occur concerning the Product the parties shall follow the procedure set forth in Schedule 1 to this Agreement as amended from time to time.

16.          Term and termination

16.1         Unless terminated earlier in accordance with the following provisions of this clause this Agreement shall continue for the Commercial Life of the Product in the Territory.

16.2         If either party is in breach of any obligation on it hereunder and, in the case of a breach capable of remedy, it shall not have been remedied by the defaulting party within 30 days of written notice specifying the breach and requiring its remedy, or if either party becomes insolvent, has a receiver appointed over the whole or any part of its assets, enters into any compound with creditors, or has an order made or resolution passed for it to be wound up (otherwise than in furtherance of a scheme for amalgamation or reconstruction) then the other party or in the case of breach the parry not in breach of the obligation or condition may forthwith terminate this Agreement by written notice without prejudice to the accrued rights of either party.

16.3         Termination of this Agreement for any reason shall not bring to an end:

16.3.1      the confidentiality obligations on the parties hereto;

16.3.2      CSD’s obligations to pay sums which have accrued due or which will become due in respect of sales of the Product;

16.3.3      the obligations on the parties pursuant to clauses 4, 5, 6, 7, 8.7, 11, and 16;

16.4         On termination of this Agreement for any reason CSD shall continue to have the right for a period of 12 months from the date of termination to complete deliveries on contracts in force at that date and to dispose of Product already manufactured subject to payment to Lifehealth of sums thereon in accordance with the terms set forth in this Agreement.

16.5         On termination of this Agreement for any reason CSD shall offer to Lifehealth, save as is necessary for the performance of obligations under clause 16.4, at cost all stocks of Product and promotional and other literature relating thereto in its possession or control and shall provide Lifehealth with all reasonable facilities to inspect the same.

16.6         On termination of this Agreement for any reason CSD shall deliver up to Lifehealth all production manuals and all other documents or materials whether human or machine readable and whether stored electronically or otherwise (including copies thereof) in its possession or control containing Information remaining subject to the confidentiality obligations of clause 5 hereof.

16.7         On termination of this Agreement for any reason the parties shall undertake an account to each other for sums paid pursuant to this Agreement in the same manner as would normally take place after each Financial Year of this Agreement under clause 6 hereof.

16.8         In the event of termination of this Agreement for breach of the Agreement the party in breach shall cease to have the right to utilise the Improvements and all rights in the Improvements shall vest in the party not in breach.

16.9         On the termination of this Agreement for any reason CSD (save where expressly permitted by this Agreement) shall not anywhere in the Territory for a period of 12 months after such termination be involved directly or indirectly in the manufacture, development, production, distribution, sale, promotion and/or marketing of any Product in competition with Lifehealth and/or its agents, licensees and distributors.

16.10       For the avoidance of doubt on the termination of this Agreement for any reason CSD shall not use any Confidential Information (for so long as it remains confidential pursuant to clause 5.2) directly or indirectly in the manufacture, development, production, distribution, sale, promotion and/or marketing of any Product.

17.          Force majeure

17.1         If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, and if such party gives written notice thereof to the other party specifying the matters constituting force majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue up to a maximum period of 3 months.

17.2         If the event of force majeure persists for a period of 3 months from the date of notification of such as provided for in clause 17.1 above, either party may, by written notice to the other, terminate this Agreement.

17.3         For the purpose of this Agreement ‘force majeure’ shall be deemed to be any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party to perform and without prejudice to the generality thereof shall include the following:

17.3.1      strikes, lock-outs or other industrial action;

17.3.2      civil commotion, riot, invasion, war threat or preparation for war;

17.3.3      fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster;

17.3.4      impossibility of the use of railways, shipping, aircraft, motor transport or other means of public or private transport; and

17.3.5      political interference with the normal operations of any party.

18.          General

18.1         This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective legal successors but shall not otherwise be assignable by either party without the prior written consent of the other which consent shall not be unreasonably withheld.

18.2         This Agreement constitutes the entire agreement and understanding of the parties and supersedes all prior written or oral representations agreements or understandings between them relating to the subject matter of this Agreement other than any false misrepresentation made by a party to induce the other party to enter into this Agreement.

18.3         No variation or amendment of this Agreement shall bind either party unless made in writing and agreed to in writing by duly authorised officers of both parties.

18.4         If any provision of this Agreement is agreed by the parties to be illegal void or unenforceable under any law that is applicable hereto or if any court or other authority of competent jurisdiction in a final decision so determines this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree.

18.5         The headings in this Agreement are for convenience only and are not intended to have any legal effect.

18.6         A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

18.7         Should Lifehealth receive an offer from a third party to acquire a controlling interest in it or an offer from a third party to purchase its business relating to the Product or should Lifehealth decide that it wishes to sell its business relating to the Product it must provide CSD with notice of the offer or the decision and CSD shall have first option to negotiate to either purchase the business of or controlling interest in Lifehealth. If CSD and Lifehealth do not agree terms for the purchase of the business of or a controlling interest in Lifehealth within ninety (90) days of CSD exercising its option hereunder, Lifehealth shall be entitled to continue negotiations with the aforementioned third party or any other third party for the acquisition by those third parties of the business of or controlling interest in Lifehealth.

19.          Notices

19.1         Any notice required to be given hereunder by either party to the other shall be in writing and shall be served by sending the same by registered or recorded delivery post to the address of the other party as given herein or to such other address as that party may have previously notified to the party giving notice as its address for such service.

19.2         All notices documents communications and any other data to be provided under this Agreement shall be in the English language unless otherwise agreed.

20.          Governing law and disputes

20.1         The construction validity and performance of this Agreement shall be governed in all respects by English Law.

20.2         All disputes arising in any way out of or affecting this Agreement shall be subject to the non-exclusive jurisdiction of the English courts to which the parties hereto agree to submit.

IN WITNESS WHEREOF this Agreement was signed by the parties on the day of the year first hereinbefore written

Signed by Mark Evans	)
for and on behalf of	)	/s/ MARK EVANS

CAMBRIDGE SELFCARE	)
DIAGNOSTICS LIMITED	)	/s/ P. MURRAY
in the presence of:

Signed by	)
for and on behalf of	)
LIFEHEALTH LIMITED	)	/s/ P. MURRAY
in the presence of

SCHEDULE 1

ADVERSE EXPERIENCE REPORTING

AND PROVISION OF MEDICAL INFORMATION

1.             ADVERSE EXPERIENCE REPORTING

CSD shall use its reasonable endeavours to obtain and record written medical confirmation and relevant detail of all suspected or alleged adverse reactions to the Product reported to CSD or coming to its attention and shall ensure by means of a written log that all such cases and the dossiers of information relating to them are uniquely identified and retrievable.

1.2           CSD in accordance with the attached reporting procedure:-

(a)           shall comply with all legal and regulatory requirements in those countries  in the Territory in which the Product is sold concerning the reporting of adverse experiences to the Product;

(b)           shall use all reasonable efforts to inform Lifehealth within one working day CSD and Lifehealth consult and agree course of action of all serious adverse reactions to the Product of which it is aware or made aware of. In the event that a serious adverse reaction is recorded, CSD and Lifehealth shall consult and agree a course of action to deal with the serious adverse reaction;

(c)           shall respond promptly to reasonable requests from Lifehealth for further information on any adverse experience reported under (b) above; and

(d)           shall provide to Lifehealth every six (6) months a report summarising all adverse experiences or a report confirming no adverse experiences. Lifehealth and CSD shall review the report provided hereunder and identify trends or changes in pattern of adverse experience and agree a course of action to respond to any such trends or changes;

2.             PROVISION OF MEDICAL INFORMATION

2.1           CSD shall provide, in so far is it is able, answers to questions raised by doctors or by paramedical personnel or by any other persons entitled to such information.

2.2           Each party shall provide to the other as soon as is practicable after it becomes aware of any toxicological or any other information insofar as it relates to the Product which is relevant to the use, indications and contra-indications or safety of the Product.

2.3           Lifehealth shall notify CSD of:

(a)           any revision of clinical recommendations and precautions relevant to the Product; and

(b)           toxicological or any other information insofar as it relates to the Product which becomes available to Lifehealth which is relevant to the use, indications and contra-indications or safety of the Product.

2.4           During the term of this Agreement Lifehealth shall use its reasonable efforts to provide CSD with relevant data and access to Lifehealth’s staff as CSD reasonably request to assist CSD properly to answer questions relating to the Product raised by doctors or by paramedical personnel or by any other persons entitled to such information.

3.             PRODUCT COMPLAINTS

3.1           CSD shall provide to Lifehealth, as soon as CSD becomes aware of it, any information about any complaint received from users of the Product.

SPONTANEOUS ADVERSE EVENT (ADE) REPORTING PROCEDURE - INDIVIDUAL CASE REPORTS

All Adverse Event (ADE) reports provided to Lifehealth should be directed to a named individual, nominated by CSD. The nominated contact will be responsible for all communication between Lifehealth and CSD.

Standard form ADE1/C shall be used to record the initial report of an adverse experience. As much information as possible about the ADE shall be requested and recorded.

Each ADE Report shall be assigned an identifying number by the nominated contact. All serious ADEs reported to CSD are to be forwarded as soon as possible, i.e. on the same working day.

CSD shall follow up an ADE report to obtain additional details, and where the reporter is a non health professional, medical confirmation. Form ADE1/D may be used to obtain follow-up information and written confirmation of the initial report.

CSD will log the initial report into its centralised procedure, and assign a central reference number. Lifehealth will acknowledge receipt of the report and advise CSD of the central reference number assigned.

CSD will submit the ADE report to Regulatory Authorities in all countries where the Product is sold, including the Regulatory Authority in the country where the report originated, according to regulatory requirements. Lifehealth will be copied on any correspondence with any Regulatory Authority.

SCHEDULE 2

PRODUCT RECALL PROCEDURE

Initiating Product Recall

CSD shall carry out a recall of the Product whenever so directed or requested by a Regulatory Authority or other governmental authority in the Territory. In the absence of any such direction or request CSD shall only carry out a recall of the Product when so requested by Lifehealth. CSD shall immediately inform Lifehealth of any request from a Regulatory Authority for the Product to be recalled. The cost of any recall of Product shall be an expense to be {***}† the Total Net Receipts in the calculation of the {***}†

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.